Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2021, with respect to the financial statement of Allvue Systems Holdings, Inc, included in the Registration Statement (Form S-1) and related Prospectus of Allvue Systems Holdings, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Boca Raton, Florida

September 3, 2021